FOR IMMEDIATE RELEASE:

For Additional Information:
Steve Khoshabe, Executive Vice President/CFO
United Financial Mortgage Corp
(630) 571-7222
www.ufmc.com
sk@ufmc.com

Spencer Maus, Senior Vice President
Dresner Corporate Services, Inc.
(312) 726-3200, extension 205
smaus@dresnerco.com

         United Financial Mortgage Reports Record Loan Volume
           Anticipates Record Earnings for Fiscal Year 1999

Chicago, IL - June 25, 1999 - United Financial Mortgage Corp.
(CHX: "UFM"), of Oak Brook, IL today announced record loan volume for the 1999 fiscal year. For the period ending April 30, 1999, loan volume increased to $412,374,771 from $225,000,000 a year ago. United Financial further stated that it anticipates reporting record revenues and earnings on or before July 8, 1999.

Commenting on the record 1999 results, Mr. Joseph Khoshabe, President of United Financial Mortgage Corp. stated, "Our strategy was to increase loan volume through expansion of our core businesses, acquisitions, and other alliances. In October, we acquired Mortgage Service America, which increased our average monthly loan volume. And in April we announced a strategic alliance to exclusively provide mortgage products and services to the customers of one of Chicago's oldest and most highly regarded financial institutions, the Austin Bank of Chicago.

"Our record performance reflects the soundness of our strategy in key residential mortgage markets along with a favorable interest rate environment. While interest rates have increased over the past several months, we remain cautiously optimistic that our strategy will benefit our shareholders in fiscal 2000," he concluded.

United Financial Mortgage Corp. is a national mortgage banker principally engaged in both retail and wholesale mortgages for family residences of one to four units. The Company is headquartered in Oak Brook, IL and has regional offices in several other states. The Company's web site www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculated mortgage payments, and apply on-line for a mortgage.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intened to be covered by the safe harbors created hereby. Statements in this release that are not strictly historical are "forward-looking" statements that are subject to risk and and uncertainty. Investors are cautioned that all "forward-looking" statements contained herein may not be reasonable and assumptions could be inaccurate, and should not be construed, considered or assumed as guarantees. The inclusion of such information should not be regarded as a representation or guarantee, by the Company, or any other person that the objectives and plans, stated herein, will be achieved. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings. Unknown factors could cause actual results to differ as well as other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its prospectus, 10K and 10Q filings.